EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-183455 on Form S-8 of our report dated March 18, 2013, relating to the consolidated financial statements of Tile Shop Holdings, Inc. and Subsidiaries appearing in this Annual Report on Form 10-K of Tile Shop Holdings, Inc. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Chicago, Illinois

March 18, 2013